Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Mid Penn Bancorp, Inc.

Millersburg, Pennsylvania

We hereby consent to the incorporation by reference into this Registration Statement on Form S-8, of our report dated March 23, 2017, relating to the consolidated financial statements of Mid Penn Bancorp, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania

June 8, 2017